EXHIBIT 99.1

                   healthcare solutions for a new generation SM

3420 Fairlane Farms Road, Suite C ♦  Wellington, Florida  33414  ♦   561.798.9800 (office)  ♦   561.296.3456 (fax)

The Quantum Group Files Four Additional Patents

Company Expands IP Portfolio to Nine Filings, with Additional Applications Expected

WELLINGTON, Fla. (April 17, 2008) - The Quantum Group, Inc. (AMEX:QGP, QGP.WSA, QGP.WSB) (www.QuantumMD.com) announced today that it has filed four additional provisional business process patents with the United States Patent and Trademark Office, adding to the five applications filed and announced in January 2008.

Collectively, these nine patents are considered to be strategic building blocks to the dynamic, multidimensional architecture the Company is constructing to address the communication obstacles the Company believes inherent in the coordination of patient care. Quantum deems that these current obstacles are due to the inability of patients to fully understand their current health analysis and the possible risk factors that affect them. The technology and IP behind the patents are the core components for building a technology platform that will allow doctors to use the latest practice automation to more effectively treat patients and promote wellness.  Traditionally, the focus of the medical industry has been on reacting to the immediate, episodic events of a patient, rather than taking a proactive, preventative approach to wellness.  A broader predictive medical logistics platform is expected to enrich the science of healthcare by driving unprecedented knowledge through information management, data mining and predictive modeling of trends and causes in a new, unexplored way.

Pete Martinez, Senior Vice President and Chief Technology & Innovations Officer of The Quantum Group, has led the team developing the technology and processes behind these patents.  Martinez stated, “These patents represent the foundation of a platform that has the potential to modernize healthcare by simplifying the underlying processes and enhancing the overall quality and cost of care.  The Quantum Group provides the fertile ground necessary to implement an automated system that has the power to touch the critical mass of healthcare providers, patients and multiple top tier payers under management.”

Martinez added, “We expect to announce the filing of several more patent applications in the coming months that will contribute further to the development and enhancement of this well founded platform.”

Noel J. Guillama, President and CEO of The Quantum Group, stated, “The concept of this system, driven by innovative and dynamic processes, continues to be a vital component of the foundation of this Company.  We chose to change the status quo.  It is exciting to see it coming to the forefront and we believe the results and impact will be dramatic for our Company, our partners and most importantly our patients.”

About The Quantum Group, Inc.

The Quantum Group provides business process solutions, service chain management, strategic consulting and leading edge technology innovations to the healthcare industry.

Through our dynamic patient-centric architecture, we empower the communication that is critical for the coordination of care and take aim at the $600 billion inefficiency gap in the United States healthcare industry. We are guided by a mission to develop efficiencies, improve the quality of patient care and achieve cost reductions for the nation’s largest and fastest growing industry.

We have developed leading-edge technology with the creation and deployment of a series of innovative patent-pending initiatives.  Through 1,900+ healthcare providers and multiple insurance company relationships under management, we are positioned to be a catalyst for change to the Florida healthcare industry.

Certain statements contained in this news release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective company’s Securities and Exchange Commission 10-KSB, 10-QSB, S-8 and 8-K filings (and amendments thereto) that may cause actual results to materially differ from projections. Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates” and other words of similar meaning.  These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by these forward-looking statements.  Such risk factors include, without limitation, the ability of the Company to properly execute its business model, to raise substantial and immediate additional capital to implement its business model, to attract and retain executive, management and operational personnel, to negotiate favorable current debt and future capital raises, to negotiate favorable agreements with a diversified provider base and to continue to supply the services needed by its HMO clients as well physician clients.  The Company does not undertake any obligation to publicly update any forward-looking statements.  There can be no assurance that the provisional patents discussed in this press release will be granted by the US Patent and Trademark Office, or, if they are granted, they will not be challenged by third parties, or if not that we will be able to effectively use or commercialize such patents and/or we may not have the resources to deploy such technology. As a result, investors should not place undue reliance on these forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

BPC Financial Marketing

John Baldissera

800.368.1217

or

PR Financial Marketing

Jim Blackman
713-256-0369

jim@prfmonline.com

or

The Quantum Group, Inc.

Danielle Amodio

561.798.9800